Exhibit 2.1

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


                                  by and among


                               CLARK/BARDES, INC.


                                       and


                          CLARK/BARDES CONSULTING, INC.


                                       and


                         LONG, MILLER & ASSOCIATES, LLC


                                       and


            ROBERT E. LONG, JR., KENNETH D. MILLER, ALAN H. NORTON,
             MICHAEL E. TWILLEY, ANDREW C. LEE, LAWRENCE R. STOEHR,
                    RICHARD W. MANN AND AUSA HOLDING COMPANY
















                               September 25, 2002


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                                                           TABLE OF CONTENTS

                                                                                                               Page

Article 1             PURCHASE AND SALE OF MEMBERSHIP INTERESTS..................................................1

         1.1      Purchase and Sale of Membership Interests......................................................1

         1.2      Assets Upon Sale...............................................................................1

         1.3      Excluded Assets................................................................................3

         1.4      Assumption of Liabilities......................................................................4

         1.5      Excluded Liabilities...........................................................................4

Article 2             CONSIDERATION FOR THE MEMBERSHIP INTERESTS.................................................4

         2.1      Purchase Price.................................................................................4

         2.2      Purchase Price Adjustment......................................................................5

         2.3      Procedures for Final Determination of Net Current Asset Amount.................................5

         2.4      Net Current Asset Amount Definitions...........................................................6

         2.5      Stock Consideration............................................................................7

Article 3             REPRESENTATIONS AND WARRANTIES OF THE MEMBERS..............................................9

         3.1      Organization and Power.........................................................................9

         3.2      Subsidiaries...................................................................................9

         3.3      Authorization; No Breach.......................................................................9

         3.4      Financial Statements..........................................................................10

         3.5      Absence of Undisclosed Liabilities............................................................10

         3.6      No Material Adverse Changes...................................................................10

         3.7      Absence of Certain Developments...............................................................10

         3.8      Title and Condition of Properties.............................................................12

         3.9      Tax Matters...................................................................................13

         3.10     Contracts and Commitments.....................................................................14

         3.11     Proprietary Rights............................................................................16

         3.12     Litigation; Proceedings.......................................................................16

         3.13     Brokerage.....................................................................................16

         3.14     Governmental Consent, etc.....................................................................17

         3.15     Employees.....................................................................................17

         3.16     Employee Benefit Plans........................................................................17

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                                                           TABLE OF CONTENTS
                                                               (continued)

                                                                                                               Page

         3.17     Insurance.....................................................................................19

         3.18     Affiliated Transactions.......................................................................19

         3.19     Compliance with Laws; Permits; Certain Operations.............................................20

         3.20     Environmental Health and Safety...............................................................20

         3.21     Product and Warranty Claims; Warranties.......................................................21

         3.22     Disclosure....................................................................................22

         3.23     Customers.....................................................................................22

         3.24     Policy Representations........................................................................22

         3.25     Representations...............................................................................25

Article 4             REPRESENTATIONS AND WARRANTIES OF CBI COMPANIES...........................................25

         4.1      Corporate Organization and Power..............................................................25

         4.2      Authorization.................................................................................25

         4.3      No Violation..................................................................................25

         4.4      Litigation....................................................................................25

         4.5      No Brokerage..................................................................................26

         4.6      Consents......................................................................................26

         4.7      Issuance of CBI Stock.........................................................................26

         4.8      Reports and Financial Statements..............................................................26

         4.9      Representations...............................................................................26

Article 5             COVENANTS PRIOR TO CLOSING................................................................27

         5.1      Affirmative Covenants.........................................................................27

         5.2      Negative Covenants............................................................................28

         5.3      Governmental Filings..........................................................................28

         5.4      Financing Assistance..........................................................................28

Article 6             CONDITIONS TO CBI COMPANIES' OBLIGATION TO CLOSE..........................................29

         6.1      Conditions to CBI Companies' Obligation.......................................................29

Article 7             CONDITIONS TO THE COMPANY'S AND MEMBERS' OBLIGATION TO CLOSE..............................31

         7.1      Conditions to the Company's Obligations.......................................................31

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                                                           TABLE OF CONTENTS
                                                               (continued)

                                                                                                               Page

Article 8             CLOSING TRANSACTIONS......................................................................32

         8.1      The Closing...................................................................................32

         8.2      Action to Be Taken at the Closing.............................................................32

         8.3      Closing Documents.............................................................................32

         8.4      Possession....................................................................................34

         8.5      Nonassignable Contracts.......................................................................35

Article 9             INDEMNIFICATION...........................................................................35

         9.1      Indemnification by Members....................................................................35

         9.2      Indemnification by CBI Companies..............................................................35

         9.3      Method of Asserting Claims....................................................................35

         9.4      Escrow Amount.................................................................................36

         9.5      Limitations on Indemnification................................................................37

         9.6      Insurance Benefits; Tax Benefits..............................................................37

         9.7      Exclusive Remedy..............................................................................37

         9.8      Adjustment to Purchase Price..................................................................38

Article 10            TERMINATION...............................................................................38

         10.1     Termination...................................................................................38

         10.2     Effect of Termination.........................................................................38

         10.3     Effect of Closing.............................................................................38

Article 11            ADDITIONAL AGREEMENTS.....................................................................38

         11.1     Survival......................................................................................38

         11.2     Mutual Assistance.............................................................................39

         11.3     Press Release and Announcements...............................................................39

         11.4     Expenses......................................................................................39

         11.5     Further Transfers.............................................................................39

         11.6     Transition Assistance.........................................................................39

         11.7     Confidentiality...............................................................................39

         11.8     Non-Compete; Non-Solicitation.................................................................40

         11.9     Specific Performance..........................................................................41

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                                                           TABLE OF CONTENTS
                                                               (continued)

                                                                                                               Page

         11.10    Remittances...................................................................................41

         11.11    Best Efforts To Consummate Closing Transactions...............................................41

         11.12    Greensboro, N.C. Operation....................................................................42

         11.13    Schoenke Payment..............................................................................42

         11.14    Post-Closing Cooperation, Licenses............................................................42

         11.15    Operating Agreement...........................................................................42

         11.16    Tax Matters...................................................................................42

         11.17    AUSA Services Agreement.......................................................................42

         11.18    COBRA Coverage................................................................................43

         11.19    Termination of Money Purchase Pension Plan....................................................43

         11.20    Assignment of Rights in any Commissions by Members............................................43

         11.21    Payment of Liabilities........................................................................43

Article 12            MISCELLANEOUS.............................................................................43

         12.1     Amendment and Waiver..........................................................................43

         12.2     Notices.......................................................................................43

         12.3     Assignment....................................................................................45

         12.4     Severability..................................................................................45

         12.5     No Third Party Beneficiaries..................................................................45

         12.6     No Strict Construction........................................................................45

         12.7     Captions......................................................................................45

         12.8     Complete Agreement............................................................................45

         12.9     Counterparts..................................................................................46

         12.10    Governing Law.................................................................................46

         12.11    Remedies Cumulative...........................................................................46

         12.12    Arbitration...................................................................................46

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                                    EXHIBITS*

Exhibit A  --  Consideration Schedule
Exhibit B  --  Form of Escrow Agreement
Exhibit C  --  Form of Lease Assignment
Exhibit D  --  Certificate of Members
Exhibit E  --  Officer's Certificate of Purchasers

------------------------
* Intentionally omitted. A copy of intentionally omitted items will be supplementally furnished to the Commission upon request.

                              DISCLOSURE SCHEDULES*

Schedule 1.2(b)  --  Accounts and Notes Receivable Schedule
Schedule 1.2(e)  --  Tangible Property Schedule
Schedule 1.2(g)  --  Intangibles and Intellectual Property Schedule
Schedule 1.2(i)  --  Commissions Schedule
Schedule 1.2(j)  --  COLI Schedule
Schedule 1.2(k)  --  Customer List Schedule
Schedule 1.3(b)  --  Excluded Assets Schedule
Schedule 1.4(c)  --  Third Party Commissions Schedule
Schedule 3.7     --  Developments Schedule
Schedule 3.9     --  Tax Matters Schedule
Schedule 3.10(a) --  Contracts Schedule
Schedule 3.10(b) --  Contract Exception Schedule
Schedule 3.10(d) --  Customer Contracts Schedule
Schedule 3.11    --  Proprietary Rights Schedule
Schedule 3.12    --  Litigation Schedule
Schedule 3.14    --  Seller Consents Schedule
Schedule 3.15    --  Employees Schedule
Schedule 3.16    --  Employee Benefits Schedule
Schedule 3.17    --  Insurance Schedule
Schedule 3.18    --  Affiliated Transactions Schedule
Schedule 3.19(a) --  Compliance Schedule
Schedule 3.19(b) --  Permits Schedule
Schedule 3.21    --  Claims Schedule
Schedule 3.24    --  Policy Representations Schedule
Schedule 4.6     --  Purchasers' Consents Schedule
Schedule 6.1(j)  --  Net Renewal Revenue Projections

------------------------
* Intentionally omitted. A copy of intentionally omitted items will be supplementally furnished to the Commission upon request.

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                     --------------------------------------

         MEMBERSHIP INTEREST PURCHASE AGREEMENT made as of September 25, 2002 (this "Agreement") by and among CLARK/BARDES, INC., a Delaware corporation ("CBI"), and CLARK/BARDES CONSULTING, INC., a Delaware Corporation ("Purchaser" or "Consulting") (CBI and Consulting shall collectively be referred to as "CBI Companies"), LONG, MILLER & ASSOCIATES, LLC, a North Carolina limited liability company (the "Company"), ROBERT E. LONG, JR. ("Long"), KENNETH D. MILLER ("Miller"), ALAN H. NORTON ("Norton"), MICHAEL E. TWILLEY ("Twilley"), ANDREW C. LEE ("Lee"), LAWRENCE R. STOEHR ("Stoehr"), RICHARD W. MANN ("Mann") and AUSA HOLDING COMPANY, a Maryland corporation ("AUSA") (Long, Miller, Norton, Twilley, Lee, Stoehr, Mann and AUSA are each individually referred to as a "Member" and are collectively referred to as the "Members").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company is engaged in the business of designing, administering and marketing life insurance policies, and related compensation, salary and benefit plans (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from the Members and the Members desire to sell to Purchaser, all of the outstanding membership interests of the Company (the "Interests").

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS
                    -----------------------------------------

         1.1 Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement and in consideration of the obligations of the CBI Companies herein provided, the Members hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from the Members, at the closing provided for herein (the "Closing"), all of the Interests in accordance with the terms and conditions of this Agreement, free and clear of any and all liens, security interests, mortgages, charges, restrictions, adverse claims, encumbrances and rights of other persons of every nature and description whatsoever.

         1.2 Assets Upon Sale. On the Closing Date, the assets of the Company shall consist of all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.3 hereof):

                  (a) marketable securities and cash of the Company as of the Closing Date;

                  (b) all accounts and notes receivable (whether current or noncurrent as of the Closing Date), a list, description and aging as of August 31, 2002 of those accounts and notes receivable arising from commissions and fees payable with respect to bank-owned life insurance policies, life insurance company-owned life insurance policies and life insurance policies owned by other types of financial institutions ("BOLI") is set forth on Schedule 1.2(b);

                  (c) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums and reserves and deposits relating to workmen's compensation, if any), deferred charges, advance payments and security deposits as of the Closing Date;

                  (d) all interests in that certain Lease Agreement dated as of April 4, 1995 between the Company and CP Venture Two, LLC, as amended (the "Lease Agreement") (the "Seller Real Estate"), and all licenses, permits, approvals and qualifications relating to the Seller Real Estate to the extent assignable;

                  (e) all interests in equipment, fixtures, fittings, automobiles and other vehicles, supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as set forth on Schedule 1.2(e);

                  (f) all office furnishings, office supplies and related assets;

                  (g) all intangible assets and intellectual property, including the right to use the name "Long Miller & Associates" and all variations and permutations thereof (subject to Section 11.12 of the Agreement), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; all interests in and to telephone numbers and all listings pertaining to the Company in all telephone books and other directories; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.2(g);

                  (h) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date related to the Business;

                  (i) all rights existing under contracts, leases, licenses, permits, distribution arrangements, sales and purchase agreements and orders, broker/dealer agreements, insurance carrier agreements, service agreements, producer agreements, agency agreements, employee benefit plans, trusts and other arrangements, employment and consulting agreements, fee agreements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights, and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed or described on the Contracts Schedule and Customer Contracts Schedule (as defined in Section 3.10 hereto) and all rights to commissions and service fees related to the Business (the "Commissions"); provided, however, the Commissions listed on Schedule 1.2(i) shall be limited to the Commissions payable on or prior to December 31, 2022 related to BOLI (the

"Commissions Schedule") and the Commissions listed on Schedule 1.2(j) shall be limited to the Commissions paid during the twelve-month period ending December 31, 2001 related to Corporate-Owned Life Insurance (the "COLI Schedule");

                  (j) subject to Section 11.14, the right to receive all mail and other communications addressed to the Company (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that Purchaser agrees to forward any such mail and communications that are of a personal nature to the officer or employee to which it pertains promptly after receipt;

                  (k) all lists, records and files pertaining to customers, including past, present and prospective customers solicited over the past five (5) years, including but not limited to those referenced in Schedule 1.2(k);

                  (l) all lists and records pertaining to suppliers, distributors, carriers, personnel, customers and agents and all other books, ledgers, files, documents, correspondence, business analysis, illustrations, proposals and records of every kind and nature;

                  (m) all business and marketing plans and proposals and pricing and cost information;

                  (n) all computer hardware, software and systems and website, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

                  (o) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

                  (p) all claims, refunds (other than any tax refunds the rights to which shall remain the property of the Members), causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

                  (q) all goodwill as a going concern and all other intangible property; and

                  (r) all other property not referred to above which is either represented on Company's Latest Balance Sheet (as defined in Section 3.4) or acquired by the Company thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business) related to the Business.

For purposes of the Agreement, the term "Closing Assets" means all properties, assets and rights which the Company shall own on the Closing Date.

         1.3 Excluded Assets. Notwithstanding the foregoing, the following assets of the Company (the "Excluded Assets") are expressly excluded from the Closing Assets on the Closing Date:

                  (a) furniture, accessories and personal effects of employees which are located in the offices of the Company and which are not owned by the Company and not reflected on Closing Balance Sheet; and

                  (b) such other assets as set forth on Schedule 1.3 (b) hereof.

         1.4 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on or prior to the Closing Date, the Company shall have paid, performed, satisfied or otherwise discharged in full all liabilities and obligations of the Company other than (i) liabilities reflected on the Closing Balance Sheet (as hereinafter defined and prepared in accordance with Sections 2.3 and 2.4), and (ii) the following liabilities and obligations (collectively, the "Assumed Liabilities"):

                  (a) the Company's obligations and liabilities under the Lease Agreement and under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) for any activity following the Closing Date or for which the Company receives the benefit of following the Closing;

                  (b) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services, entered into in the ordinary course of business and under which the supplies, equipment or services subject thereto have not been received by the Company prior to the Closing Date (the "Vender Orders"); and

                  (c) obligations for commissions and other payments owed to independent producers and other similar third parties as listed on
Schedule 1.2(i) or Schedule 1.4(c) with respect to which the Company receives the commissions or other payments following the Closing.

         1.5 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, on the Closing Date the Company shall have previously indefeasibly paid, performed, satisfied, transferred for value or otherwise discharged in full all known liabilities or obligations of the Company other than the Assumed Liabilities and the Members shall indemnify Purchaser pursuant to Article 9 of this Agreement for all liabilities of the Company which are not Assumed Liabilities (the "Excluded Liabilities"), including, but not limited to, (i) the Company's portion of any chargebacks which arise after the Closing and which relate to business sold by the Company prior to Closing (provided such chargebacks shall be net of amounts recoverable from third parties to the extent recovered and shall not be subject to any limitations on indemnifications contained in Article 9) and (ii) any unfunded liabilities arising out of the termination of any Benefit Plan as defined in Section 3.16 existing at the Closing Date. If amounts are owed by third parties on chargebacks, each Member agrees to assist the Company, if requested, to recover the third party's portion of such chargeback.

                                   ARTICLE 2

                   CONSIDERATION FOR THE MEMBERSHIP INTERESTS
                   ------------------------------------------

         2.1 Purchase Price. The aggregate purchase price for the Interests shall be an amount equal to FOUR HUNDRED MILLION DOLLARS ($400,000,000) as adjusted pursuant to

Section 2.2 hereof (the "Purchase Price") which shall be payable to the Members on the Closing Date as follows:

                  (a) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by each Member not less than three (3) days prior to the Closing Date in an amount equal to THREE HUNDRED SEVENTY NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($379,500,000), as adjusted pursuant to Section 2.2 hereof which the Company and the Members agree shall be distributed as set forth in Exhibit A attached hereto;

                  (b) on the Closing Date, by wire transfer of immediately available funds to that certain interest bearing Escrow Account in an amount equal to FIVE HUNDRED THOUSAND DOLLARS ($500,000) with interest payable to the Members for a period beginning on the Closing Date and ending on the one year anniversary of the Closing Date pursuant to that certain Escrow Agreement in the form of Exhibit B hereto, with such changes therein as the Escrow Agent thereunder designated by Purchaser and the Members may request (the "Escrow Agreement"); and

                  (c) by delivery of certificates, the number of shares of CBI Common Stock determined and valued at approximately TWENTY MILLION DOLLARS ($20,000,000) as set forth in Exhibit A attached hereto which the Company and the Members agree shall be valued, determined and distributed as set forth in said Exhibit A.

         2.2 Purchase Price Adjustment. Within three (3) days prior to the Closing Date, the Company shall notify Purchaser in writing of its good faith estimate of the Net Current Asset Amount (as defined in Section 2.4 below) as of the Closing Date determined in accordance with Section 2.4 below (the "Estimated Net Current Asset Amount") and its estimated Closing Balance Sheet (the "Estimated Closing Balance Sheet"). If the Estimated Net Current Asset Amount is more than zero, the Purchase Price shall be increased by the amount of such excess and the amount of such increase shall be allocated among and paid to the Members in accordance with the Operating Agreement (as defined in Section
11.15 hereof) and a certificate executed by the Members and provided to the Purchaser at Closing (the "Adjustment Allocation"). If the Estimated Net Current Asset Amount is less than zero, the Purchase Price shall be decreased by the amount of such deficiency and the consideration the Members receive shall be adjusted in accordance with the Adjustment Allocation.

         Upon the final determination of the Net Current Asset Amount pursuant to Section 2.3 below, Purchaser and Members shall recompute the Purchase Price based upon the Net Current Asset Amount as finally determined, and within three (3) business days after such final determination, Members shall pay Purchaser any amount due Purchaser, or Purchaser shall pay Members any amount due Members, by wire transfer of immediately available funds.

         2.3 Procedures for Final Determination of Net Current Asset Amount. Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Miller and AUSA (the "Member Representatives") at Purchaser's expense a balance sheet for the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet"), together with a statement setting forth Purchaser's determination of the Net Current Asset Amount. In order for the Member Representatives to take action, Miller and AUSA must agree on such action and in the event the Member Representatives are unable to agree on a certain action, any such action taken by the Member Representatives shall be null and void. Within thirty (30) days after receipt of such items, the Member Representatives shall deliver to Purchaser a detailed written statement describing their objections, if any, to such balance sheet and determination of the Net Current Asset Amount. If the Member Representatives do not raise any objections within the thirty (30) day period, the balance sheet and Purchaser's determination of the Net Current Asset Amount shall become final and binding upon all parties. Upon request by the Member Representatives at any time after receipt of the aforementioned balance sheet and statement, Purchaser shall make available to the Member Representatives and their accountants and other representatives the work papers used in preparing the balance sheet and in determining Purchaser's calculation of the Net Current Asset Amount and such other documents as the Member Representatives may reasonably request in connection with its review of the Net Current Asset Amount. If the Member Representatives do raise any objections, Purchaser and the Member Representatives shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after the Member Representatives shall have submitted their objections to Purchaser, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and the Member Representatives. If Purchaser and the Member Representatives are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty (30) day period, a "big-four" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Purchaser and the Member Representatives. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by the Members. The final balance sheet prepared in accordance with this Section 2.3 and Section 2.4 below and the related statement setting forth the final determination of the Net Current Asset Amount are referred to as the "Closing Balance Sheet" and shall be compared to the Estimated Net Current Asset Amount to determine any Purchase Price Adjustment. If a Purchase Price Adjustment is required under this Section 2.3, the adjustment shall be allocated among and paid to (or by) the Members in accordance with the Operating Agreement and a Certificate provided by the Member Representatives to the Purchaser.

         2.4 Net Current Asset Amount Definitions. For purposes hereof, "Net Current Asset Amount" shall be determined as of the opening of business on the Closing Date and shall be an amount equal to the excess of the Company's current assets (other than Excluded Assets) net of any uncollectible amounts (which shall be defined as any accounts or notes receivable which have not been paid within 150 days of the invoice date (the "Old Receivables")) at such time over the Company's current liabilities (other than Excluded Liabilities) at such time. The Closing Balance Sheet shall be prepared, and the Net Current Asset Amount shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing the Company's balance sheets as of December 31, 2001 (the "Latest Balance Sheet"); provided that (a) all proper accruals and reserves shall be recorded (including but not limited to vacation pay, customer rebate accruals, bad debt reserves and warranty expenses, taxes and utility charges prorated through the Closing Date),
(b) no assets shall be included in excess of their realizable value, (c) no assets which have been fully expensed or depreciated on the books and records of the Company in accordance with past practice shall be included, (d) no prepaid expenses, intangible assets or other assets shall be included if they shall not benefit Purchaser, (e) no accounts receivable or notes receivable shall be included which are over 150 days old, and (f) all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount and all errors and omissions shall be corrected and all adjustments made. The Purchaser shall pay to the Members in accordance with the Adjustment Allocation an amount equal to the proceeds of any Old Receivables collected by Purchaser or the Company during the period from the Closing Date through a date 60 days from the Closing Date (the "Collection Period"). The payment with respect to such collections shall be made within ten (10) business days following the expiration of the Collection Period. Any payments to the Members on the Old Receivables shall be added to the Purchase Price and allocated among and paid to the Members in accordance with the Operating Agreement and a Certificate provided by the Member Representatives to the Purchaser.

         2.5      Stock Consideration.

                  (a) Each Member receiving Stock Consideration hereby agrees that prior to receiving any such Stock Consideration, each of them shall have executed and delivered an Investment Letter pursuant to which he or it shall make customary investment representations satisfactory to the CBI Companies.

                  (b) During the period beginning on the date of receipt of any CBI Common Stock and ending on the one (1) year anniversary of receipt of such stock consistent with Rule 144 (a "Restriction Period"), Members who receive CBI Common Stock or their respective assignee, shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, "transfer") any shares of CBI Common Stock received by him hereunder except in a transaction exempt from the registration requirement of the Securities Act of 1933, as amended (the "1933 Act"). Following the Restriction Period, Members may transfer their shares of CBI Common Stock so long as such transfer is in accordance with the 1933 Act, including Rule 144 thereunder. The certificates evidencing the CBI Common Stock delivered to Members pursuant to this Agreement shall bear a legend substantially in the form set forth below:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGED, TRANSFERRED, DISTRIBUTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION OTHER THAN IN ACCORDANCE WITH SECTION 2.5 OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED AS OF SEPTEMBER 25, 2002, BY AND AMONG CLARK/BARDES, INC., CLARK/BARDES CONSULTING, INC. AND LONG, MILLER AND ASSOCIATES, LLC AND ITS MEMBERS.

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, THE "SECURITIES LAWS") AND MAY NOT BE SOLD, DISPOSED OF OR

         OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS PROVIDED THAT CLARK/BARDES, INC. AND CLARK/BARDES CONSULTING, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THEM CONFIRMING THAT THE REQUIREMENTS OF SUCH EXEMPTION HAVE BEEN SATISFIED.

                  (c) The Members shall not transfer any shares of the CBI Common Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws"), or a breach of the conditions to any exemption from registration of the CBI Common Stock under any such Securities Law on which the Members are relying at the time of the sale, or a breach of any undertaking or agreement of the Members entered into with CBI pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

                  (d) For purposes of this Agreement (and the restrictions set forth in this Section 2.5), the term "CBI Common Stock" shall mean and include (i) the shares of common stock of CBI issued, granted, conveyed and delivered to certain Members pursuant to Section 2.1 hereof, and (ii) any and all other additional shares of capital stock of CBI issued or delivered by it with respect to the shares of CBI Common Stock described in clause (i) hereof, including without limitation any shares of capital stock of CBI issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

                  (e) The CBI Companies agree to take the following commercially reasonable actions so that each Member receiving any Stock Consideration may transfer his shares of CBI Common Stock under Rule 144 (and any other rule or regulation of the Securities and Exchange Commission (the "Commission")) so long as any Member owns any share of the Stock Consideration which are subject to restrictions on transfer thereby:

                           (i) making and keeping public information available, as those terms are understood and defined in Rule 144;

                           (ii) filing with the Commission in a timely manner all reports and other documents required under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

                           (iii) furnishing to any Member, so long as such Member owns any of the Stock Consideration, upon request, a copy of the most recent annual or quarterly report of CBI and a written statement that CBI has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
                  ---------------------------------------------

         As an inducement to the CBI Companies to enter into this Agreement, the Members hereby, jointly and severally, represent and warrant to the CBI Companies as of the date hereof that:

         3.1 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina. Neither the ownership of its properties or the conduct of its business requires the Company to be qualified to transact business as a foreign limited liability company in any jurisdiction where the failure to so qualify would have a material adverse effect on the Company's Business or Closing Assets taken as a whole. The Company has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The copies of the duly filed articles of organization and the current operating agreement of the Company which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

         3.2 Subsidiaries. Except for commission sharing arrangements listed on Schedule 1.2(i), Schedule 1.4(c) and Schedule 3.10(a), the Company owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

         3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by the Company and each Member. No other corporate act or proceeding on the part of the Company, its Managers or its Members is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and the Members and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by the Company and the Members shall each constitute, a valid and binding obligation of the Company and the Members, enforceable in accordance with their terms. Except as set forth on Schedule 3.14 (Seller Consents Schedule), the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the Members and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Closing Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other third party (including, without limitation, any insurance carrier) under the provisions of the Company's articles of organization, operating agreement, any indenture, mortgage, lease, loan agreement, service agreement, agency agreement, agreement with any insurance carrier or other agreement or instrument to which the Company or the Members are bound or affected or any law, statute, rule, regulation, judgment, order or decree to which the Company or the Members are subject or by which any of the Interests or Closing Assets are bound.

         3.4 Financial Statements. The Company has furnished Purchaser with copies of (a) its audited financial statements as of December 31, 2001, December 31, 2000 and December 31, 1999 for the twelve-month periods then ended,
(b) its audited balance sheet as of December 31, 1998, and (c) unaudited financial statements for the Company as at and for the seven month period ended July 31, 2002. Each of the foregoing financial statements has been based upon the information contained in the Company's books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of the Company as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein and except that the unaudited financial statements lack footnotes, are subject to normal year-end adjustments and reflect an estimate of year-to-date depreciation. Members represent that, based on a certificate from Ernst & Young, that Ernst & Young, who have certified the foregoing financial statements, are independent public accountants as required by the 1934 Act and the rules and regulations of the SEC thereunder.

         3.5      Absence of Undisclosed Liabilities.  As of the Closing
(as defined in Section 8.1), the Company shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any of the Members, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by the Company, any Member or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, breaches of contract or warranty, obligations under employee benefit plans, claims against officers or members of the Company, taxes with respect to or based upon transactions or events occurring on or before the Closing or any errors in billing by the Company with respect to transactions or events occurring on or before the Closing, except (a) Assumed Liabilities, and
(b) liabilities and obligations which have arisen after the date of the Company's Latest Balance Sheet in the ordinary course of business (none of which is a liability related to a breach of contract, breach of warranty, tort, negligence, malpractice or infringement claim or lawsuit or the subject of any such pending or threatened claim or lawsuit).

         3.6 No Material Adverse Changes. Since the date of the Latest Balance Sheet, except for events and conditions of general application affecting the markets in which the Company operates and which are not within the control of the Company, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of the Company.

         3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, the Company has not:

                  (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

                  (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Closing Assets, except liens for current property taxes not yet due and payable;

                  (d) sold, assigned or transferred, or agreed to do so with respect to any of the Closing Assets, except in the ordinary course of business or canceled without fair consideration any material debts or claims owing to or held by it;

                  (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

                  (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or employment agreement or adopted any new employee benefit plan or arrangement or employment agreement;

                  (g) made, or agreed to make, any capital expenditures or commitments therefore that individually exceed $10,000;

                  (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

                  (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

                  (k) made, or agreed to make, any charitable contributions or pledges;

                  (l) made any purchase commitment of services or goods in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  (m) failed to make any scheduled payment with respect to any debt agreements or instruments;

                  (n) amended or terminated, or agreed to amend or terminate, any existing producer or insurance carrier agreement or entered into any new insurance carrier agreement; or

                  (o) suffered any material damage, destruction or casualty loss to the Closing Assets, whether or not covered by insurance.

         3.8      Title and Condition of Properties.

                  (a)      The Company owns no real estate.

                  (b) The Lease Agreement (the "Lease") is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease for the term set forth therein. The Lease constitutes the only lease under which the Company holds a leasehold interest in real estate. The Company has delivered to Purchaser complete and accurate copies of the Lease, and such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. The Company is not in default under such Lease and all lease payments due and owing have been made, and no other party to such Lease has the right to terminate, accelerate performance under or otherwise modify such Lease, including upon the giving of notice or the passage of time. To the best of the Company's knowledge, no third party to such Lease is in default under such Lease.

                  (c) The real estate demised by the Lease constitutes all of the real estate owned, used or occupied by the Company, and no other real estate is necessary for the conduct of the Business as now being conducted.

                  (d) The Company owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Closing Assets, except for liens of current taxes not yet due and payable (which shall be prorated) and a lien held by AUSA in the assets of the Company which shall be released upon Closing (the "AUSA Lien") (collectively, the "Permitted Encumbrances"). At the Closing, the Company shall own good and marketable title to all of the personal property included within the Closing Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

                  (e) The Company's leased premises, machinery, equipment and other tangible assets are in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

                  (f) To the best knowledge of the Company and the Members, the Company is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations. Within the three years prior to the date of this Agreement, the Company has received no notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by the Company.

                  (g) The Closing Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Company as now being conducted. The Closing Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties (other than the Excluded Assets) used in the operation of the Business and owned by any Person other than the Company that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements.

         3.9      Tax Matters.

                  (a) The Company has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due or imposed with respect to the operations of the Company or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or taxes collected from customers or others and all such taxes which are payable by the Members under applicable law (collectively, the "Taxes") other than Taxes which are being contested in good faith and by appropriate proceedings. The Company has set aside on its books adequate reserves for Taxes owed by the Company which are not yet due and payable. The amounts accrued for Taxes on the Latest Balance Sheet are sufficient in the aggregate for payment by the Company of all unpaid Taxes (including any interest or penalties thereon) for the period ended as of the date of the Latest Balance Sheet or for any year or period prior thereto. Neither the IRS nor any state, local or foreign taxing authority has ever examined any income tax return or information return of the Company, whether singly or as a member of an affiliated group. There are no disputes pending, or claims asserted, for Taxes with respect to the operations of the Company. The Company has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to each Tax assessment or deficiency. The Company does not have in effect any power of attorney or authorization to anyone to represent it with respect to any such Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not been a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. The Company has no liability for Taxes as a transferee of, or successor to, any other person. The Company has provided to Purchaser or its representatives complete and correct copies of its federal, state and local income tax returns filed on or prior to the date hereof for each taxable year beginning on or after January 1, 1996. Except as disclosed in Schedule 3.9, there exists no proposed assessment against the Company or any notice, whether formal or informal, of any such deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

                  (b) All monies required to be withheld from employees, independent contractors, Members, or creditors of the Company for Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

                  (c) The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

         3.10     Contracts and Commitments.

                  (a) Except as set forth in Section 3.16 or in the "Commissions Schedule" attached hereto as Schedule 1.2(i) or in Schedule 1.4(c) attached hereto or in the "Contracts Schedule" attached hereto as Schedule 3.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.10(d), the Company is not a party to any:

                           (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements or contracts requiring the Company to pay post-retirement medical benefits;

                           (ii) contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                           (iii) mortgaging, pledging or otherwise placing a lien on any of the Closing Assets or the Interests;

                           (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                           (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                           (vi) license or royalty agreement related to the Business;

                           (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                           (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                           (ix) contract or group of related contracts related to the Business with any customer for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

                           (x) other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                           (xi) contract which prohibits it from freely engaging in business anywhere in the world;

                           (xii) contract relating to the distribution of its products or the performance of services as it relates to the Business; or

                           (xiii) other material agreements related to the Business whether or not entered into in the ordinary course of business.

                  (b) Except as specifically disclosed on Schedule 3.10(b) (the Contract Exception Schedule), (i) no contract or commitment related to the Business has been breached in any respect by the Company or, to the best knowledge of the Company and the Members, breached or canceled by the other party, (ii) since December 31, 1999, no carrier of the Business has notified the Company that it shall stop or decrease in any material respect the rate or volume of business done with the Company, (iii) the Company has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or material default under any lease, contract, instrument or other agreement related to the Business to which the Company is a party (for purposes of this Section 3.10(b)(iv) "material" shall mean any loss resulting from such breach or default equal to or greater than $1,000); and (v) the Company is not a party to any contract which contains restrictions, covenants or other limitations on the operations of the Business which are likely to be materially adverse to the Business's operations as presently conducted, financial condition, operating results or business prospects.

                  (c) Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the Contracts Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

                  (d) Except as set forth on Schedule 3.10(b), the Company and the Members have no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of the Company's business relationship with any customer, carrier, producer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance related to the Business that could result in the loss of any customers, carriers or producers after the date hereof (other than changes and pending changes of general application to the markets in which the Company operates). Each contract, agreement or lease with customers of the Company relating to the Business ("Customer Contracts") are listed on the "Customer Contract

Schedule" attached hereto as Schedule 3.10(d) and each such contract has been provided to Purchaser. Except as indicated on the Customer Contract Schedule,
(A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default by the Company or event or condition which, with notice or lapse of time or both, would constitute an event of default by the Company under any Customer Contract or, to the best knowledge of the Company or the Members, there is no existing default by any third party or event or condition which, with notice or lapse of time or both, would constitute an event of default by any third party under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, and (D) each Customer Contract complies with all applicable laws, rules and regulations.

         3.11 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by the Company which are related to the Business or used by the Company in the conduct of the Business. The Company owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business as now being conducted. The Company has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. The Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best knowledge of the Company and the Members, the Company's proprietary rights have not been infringed by any third parties.

         3.12 Litigation; Proceedings. Except as disclosed on the "Litigation Schedule" attached hereto as Schedule 3.12, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company and the Members, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to the Company or any of the Members for any of the foregoing. No Member, manager or employee or agent of the Company has been or is authorized to make or receive, and neither the Company nor any Member knows of any such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three years preceding the date hereof, the Company has not received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any liability which may be material to the Business as previously or presently conducted. Notwithstanding anything else herein to the contrary, the Company has not received any opinion or legal advice from any legal counsel that any of its activities or conduct constitutes a basis for, or will expose the Company to, liability, including liability for misrepresentations or false statements, concerning the cost, performance, tax treatment or results to be expected with respect to any of the plans or policies placed by the Company.

         3.13 Brokerage. Except for the payment described in Section 11.13 hereof, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

         3.14     Governmental Consent, etc.

                  (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of any of the transactions contemplated hereby and thereby, except as disclosed on the "Seller Consents Schedule" attached hereto as Schedule 3.14 and except as required under the Hart-Scott-Rodino Antitrust Act of 1976 (the "HSR Act").

                  (b)      The Seller Consents Schedule attached hereto as
Schedule 3.14 sets forth all governmental approvals or third-party consents necessary for, or otherwise material to, the conduct of the Business, including but not limited to, all consents and assignments required to permit the continuation of payment to the Company or any Member, or their respective assigns, following the Closing of all fees, bonuses and commissions paid by insurance carriers, customers and broker/dealers.

         3.15 Employees. Except as set forth on Schedule 3.15, to the best knowledge of the Company and the Members, no key employee, nor group of the Company's employees related to the Business, has any plans to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the "Employees Schedule" attached hereto as Schedule 3.15, the Company has no existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts with respect to the Business within the last five years. Neither the Company nor any Member has any reason to believe that the services of any of the present key employees of the Company related to the Business (other than Long and Miller who will no longer be employees of the Company after Closing) will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

         3.16     Employee Benefit Plans.

                  (a)      The "Employee Benefits Schedule" attached hereto as
Schedule 3.16, contains a list of each and every employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company and/or any corporation, partnership or other trade or business that is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including the Company, under the provisions of Code Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") maintains, to which the Company or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of the Company or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of the Company or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided by the Company or any ERISA Affiliate to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). A true and correct copy of each of the Benefit Plans, including all amendments thereto, has been delivered to Purchaser. Except as set forth on the "Employee Benefits Schedule", neither the Company nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions, which would cause an increase in liability of the Company or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required and each such plan has obtained a favorable determination letter with respect to such amendment. Neither the Company nor the Members are aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

                  (b) Except as set forth in the "Employee Benefits Schedule", all accrued contributions and other payments to be made by the Company or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet. In addition, all contributions and other payments to be made by the Company or any ERISA Affiliate to any Benefit Plan through the Closing Date shall be made or accrued for on the Closing Balance Sheet. Neither the Company nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

                  (c) There is no pending litigation or, to the best knowledge of the Company, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by the Company or any ERISA Affiliate which allege violations of applicable state or federal law.

                  (d) Each Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

                  (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

                  (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied in all material respects.

                  (g) Neither the Company nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor is the Company aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under
Section 4975 of the Code.

                  (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of the Company or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (i) The Company and all of its ERISA Affiliates have complied in all material respects with the requirements of Part 6 of Title I of ERISA and Code Section 4980B.

                  (j) Neither the Company nor any ERISA Affiliate is in possession of any facts which would indicate that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

                  (k) The transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of the Company or any ERISA Affiliate.

         3.17     Insurance.  The "Insurance  Schedule" attached hereto as
Schedule 3.17 lists and briefly describes each insurance policy maintained by the Company with respect to the Closing Assets. The Company has delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and the Company is not and never has been in material default with respect to its obligations under any of such insurance policies. During the three-year period ending on the date hereof, the Company has never been refused any insurance coverage for which it has applied or had any insurance policy canceled. The Members shall provide at their expense tail coverage consistent with current levels on the Company's errors and omissions insurance policies listing the Company, Purchaser and the Members as beneficiaries for a period of three (3) years from the date hereof to cover any claims following the Closing Date arising from acts, errors or omissions prior to Closing.

         3.18 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.18, no Member or affiliate of the Company or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business with the Company or has any interest in any property used by the Company.

         3.19     Compliance with Laws; Permits; Certain Operations.

                  (a) The Company and its Members, managers, agents, producers and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which materially affect the Business or the Closing Assets or the failure to comply with which would have a material adverse effect on the Company's Business or the Closing Assets, and no claims have been filed against the Company alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.19(a). In particular, but without limiting the generality of the foregoing, the Company has not violated, or received a notice or charge asserting any violation and neither the Company nor the Members have knowledge or any violation, of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

                  (b) Except as set forth on Schedule 3.19(b), the Company holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.19(b). The Company has not received any notice (and the Company and the Members have no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that the Company is in violation of any such license, permit, certificate or authorization.

                  (c) The Company and the Members represent that the Company has complied in all material respects with all laws and regulations with respect to life insurance policy illustrations and disclosures provided to customers by the Company, its agents and its producers. The Company and the Members represent that the Company includes and has included in all material respects all required disclosures and disclaimers with respect to illustrations in sales materials. As part of the sales process, the Company, its agents and its producers have disclosed in all material respects, as required by applicable laws and regulations, to customers that the illustrations are based on assumptions, that any change in assumptions will affect future results, that actual results will differ from the illustrations and are determined by various factors including premium payments, interest rates, actual mortality and expense charges, that cash values are not guaranteed, that a change in the investment return is inherent in the applicable policy as it relates to variable insurance products only, and that the customer should consult its own counsel or advisers for legal, tax or other financial advice.

         3.20     Environmental Health and Safety.

                  (a) To the best knowledge of the Company and the Members, the Company and its predecessors and affiliates has complied with, and is currently in compliance in all material respects with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against it alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. No condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws. Without limiting the generality of the preceding sentences, to the best knowledge of the Company and the Members, the Company, and its predecessor and affiliates, has obtained and been in compliance, and is currently in compliance, in all material respects, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. For purposes hereof, "Extremely Hazardous Substance" means such term as set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended. For purposes hereof, "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health, and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health or Safety Laws.

                  (b) To the Company's knowledge, all properties and equipment used in the Business of the Company, its predecessors and affiliates, have been free of asbestos, PCB's, methylene chloride, trichlorethylene, 1, 2 - trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances.

         3.21 Product and Warranty Claims; Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.21, the Company and the Members have no knowledge of and have not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use of, or related to, the products, policies and benefit plans or programs (the "Products") designed, sold, implemented, monitored or serviced by or on behalf of the Company related to the Business, which has resulted in such claims or notices that any such

Products do not conform to any agreement, representation or warranty made by the Company (or implied by law) with respect to such Products. The Company is covered against damages, liability and expenses for any claims based upon Products designed, sold, implemented, monitored or serviced by or on behalf of the Company (including, but not limited to, costs of investigation and attorneys' fees and expenses) in amounts provided for under the policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such Products against which the Company has established good and sufficient reserves therefor on their books and records.

         3.22 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact related to the Company which has not been disclosed in writing to Purchaser of which the Company or any Member, manager, or key employee of the Company is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Closing Assets (other than facts of general application to the markets in which the Company operates).

         3.23 Customers. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 1.2(j) of all customers of the Company, including any customers with respect to which any transactions are pending as of the date hereof.

         3.24     Policy Representations.

                  (a) Characteristics of Commissions. (A) Except as set forth in Schedule 3.24(a), each Commission listed on Schedule 1.2(i) has been originated in connection with the purchase of a policy of insurance issued (or to be issued pursuant to a binder agreement) by an insurance carrier (the "Carriers") as listed on Schedule 1.2(i) and was originated by the Company in the ordinary course of the Company's business and the Company (or at least one of the Members) had (x) all necessary insurance licenses and approvals required by any insurance carrier obligated to make payments in respect of any Commission or required by any applicable jurisdiction and (y) all other necessary licenses and approvals in all jurisdictions where the failure to do so would materially and adversely affect (i) the validity or enforceability of the Commissions or
(ii) the Company's ability to perform its obligations hereunder and under the Related Documents (as hereinafter defined) to which Company or a Member is a party; and (B) as of August 31, 2002, except as provided for on Schedule 1.2(b), no payment with respect to any Commission is more than 120 days overdue.

                  (b) Characteristics of Carriers. To the best knowledge of the Company and the Members, each Carrier (other than ManuLife, Sun Life of Canada and Great West Life) is incorporated in the United States of America and, as of June 30, 2002, no Carrier (A) to the best knowledge of the Members, was the subject of any federal, state or other bankruptcy, insolvency, rehabilitation, liquidation or receivership or similar proceeding, or (B) was the subject of a judgment in favor of the Company.

                  (c)      Location of Commission Files.  Except as set forth in
Schedule 3.24(c), a complete Commission File with respect to each Commission containing the original contract and, if applicable, a case specific commission schedule, related to such Commission, or a copy thereof, between the Carrier and the Company (or the Carrier and one or more of the Members), together with any written agreements amending, modifying or waiving the terms of such contract prior to the Closing Date shall be delivered to the Purchaser by the Company at Closing.

                  (d) Schedule of Commissions. To the best knowledge of the Company and the Members, based on the assumptions used in the preparation thereof, the information with respect to the Commissions set forth in Schedule 1.2(i), Schedule 1.2(j), and Schedule 1.4(c) is true and correct as of the close of business on June 30, 2002. Purchaser acknowledges and agrees that any change in assumptions will affect future results, that actual results are determined by actual mortality and expense charges and that, with respect to variable products, investment performance of the investment portfolio selected by participants are not guaranteed, a change in the investment return is inherent in each policy, and the customer may have the right to select the investment portfolio and change it in the future.

                  (e) Compliance with Law. To the best knowledge of the Company and the Members, none of the contracts related to any Commission, at the time such Commission was originated, contravened and, at the execution of this Agreement contravenes, any requirements of applicable federal, state and local laws, and regulations.

                  (f) No Government Carrier. None of the Commissions is due from the United States of America or any state or from any agency, department, or instrumentality of the United States of America or any state.

                  (g) Carrier and Purchaser Contracts. Each contract, agreement or arrangement with Carriers is listed on the Commissions Schedule attached hereto as Schedule 1.2(i) or Schedule 3.10(a) (the "Commission Contracts") and each contract, agreement or arrangement with independent producers or other similar third parties is listed on Schedule 1.2(i) or
Schedule 1.4(c) ("Producer Contracts") and each such Commission Contract and Producer Contract has been provided to Purchaser prior to Closing. Except as indicated on Schedule 1.2(i) or Schedule 1.4(c), each agreement related to a Commission Contract or Producer Contract is valid, enforceable and in full force and effect in accordance with the terms thereof.

                  (h)      Commissions in Force.  Except as set forth in
Schedule 3.24(h) or Schedule 1.2(i) or Schedule 1.4(c) and other than the AUSA Lien which shall be terminated at Closing, no Commission has been satisfied, terminated, pledged or assigned since June 30, 2002 other than payment in the ordinary course of business, and the Company has not done anything to convey any right to any person that would result in such person, corporation or other entity ("Person") having a right to payments in respect of any Commission or otherwise to impair the rights of the Company.

                  (i) No Amendments. Except as set forth in Schedule 3.24, no payment extensions on any Commission has been granted, and no Commission Contract or Producer Contract has been amended or modified since a copy of such contract has been provided to Purchaser and none of the provisions of any Commission Contract or Producer Contract have been waived.

                  (j) No Defenses. Except as set forth in Schedule 3.24(j), no right of rescission, setoff, counterclaim or defense exists as of the date hereof or has been asserted or threatened with respect to any Commission or any Commission Contract related thereto where the Company is paid directly by the Carrier. To the best knowledge of the Company and the Members, except as set forth in Schedule 3.24(j), no right of rescission, setoff, counterclaim or defense exists as of the date hereof or has been asserted or threatened with respect to any Commission or any Commission Contract related thereto where the Company is not paid directly by the Carrier.

                  (k) No Fraud or Misrepresentation. Each Commission originated by the Company or the Members was originated without fraud, deceit or misrepresentation on the part of the Company, Members, its agents or its producers.

                  (l)      Commissions Not Assumable.  Except as set forth in
Schedule 3.24(l), no Commission or any contract related thereto is assumable by another Person in a manner which would release the Carrier thereof from such Carrier's obligations to the Company with respect to payments in respect of such Commission.

                  (m) No Default. No default, breach or violation under the terms of any Commission Contract or Producer Contract has occurred by the Company or any Member; and no event or continuing condition exists with respect to the Company that with notice or the lapse of time would constitute a default, breach, violation or give any right to a third party to terminate, under the terms of any Commission Contract or Producer Contract. To the best knowledge of the Member, no default, breach or violation under the terms of any Commission Contract or Producer Contract has occurred by any Carrier and no event or continuing condition exists with respect to any Carrier or Producer that with notice or the lapse of time would constitute a default, breach, violation or give any right to such Carrier or Producer to terminate, under the terms of any Commission Contract or Producer Contract.

                  (n) Title. Except as set forth in Schedule 3.24(n) and other than as a result of the AUSA Lien, immediately prior to the Closing, the Company had good and marketable title to each Commission, and was the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others and, upon the transfer of the Interests, the Company shall have good and marketable title to each such Commission, and will be the sole owner thereof, free and clear of all liens, encumbrances, security interests, and rights of others.

                  (o) Valid and Binding Obligation of Carrier. To the best knowledge of the Company and the Members, each Commission and each Commission Contract is the legal, valid and binding obligation of the Carrier thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by principles of equity and by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; and all parties to such contract had full legal capacity to execute and deliver such contract and all other documents related thereto.

                  (p)      Persistency.  Based on the assumptions set forth in
Schedule 3.24(p), since the inception of the oldest existing BOLI policy included in the Commissions on Schedule 1.2(i), the premium in force for the BOLI policies included in the Commissions has at all times been at least 99% of the premium in force for all BOLI policies then or theretofore originated by the Company, and the number of BOLI policies included in the Commissions has at all times been at least 99% of the total number of BOLI policies then or theretofore originated by the Company.

         3.25 Representations. All of the representations and warranties of the Company and the Members in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Purchaser are true and correct in all respects on the date of this Agreement.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF CBI COMPANIES
                 -----------------------------------------------

         CBI Companies hereby jointly and severally represent and warrant to the Members as of the date hereof and as of the Closing Date that:

         4.1 Corporate Organization and Power. Each of Purchaser and CBI is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. Purchaser is a wholly owned subsidiary of CBI.

         4.2 Authorization. The execution, delivery and performance by the CBI Companies of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the CBI Companies are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by the CBI Companies, the other agreements contemplated hereby shall each constitute a valid and binding obligation of the CBI Companies enforceable against the CBI Companies in accordance with their respective terms.

         4.3 No Violation. The CBI Companies are not subject to or obligated under its articles of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

         4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of the CBI Companies' knowledge, threatened against or affecting the CBI Companies, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect the CBI Companies' performance under this Agreement, the consummation of the transactions contemplated hereby or the financial condition of the CBI Companies taken as a whole.

         4.5 No Brokerage. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the CBI Companies.

         4.6      Consents.

                  (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by the CBI Companies, or the consummation by the CBI Companies of any of the transactions contemplated hereby and thereby, except as required under the HSR Act.

                  (b)      The Purchasers' Consents Schedule attached hereto as
Schedule 4.6 sets forth all governmental approval or third-party consents necessary for, or otherwise material to, completing the transaction contemplated hereunder. All such governmental approvals and consents have been duly obtained and are in full force and effect, and the CBI Companies are in compliance with each of such governmental approvals and consents.

         4.7 Issuance of CBI Stock. The CBI Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

         4.8 Reports and Financial Statements. As of their respective dates, CBI's Form 10-K for the period ended December 31, 2001, and all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended, since January 1, 2002, including but not limited to the Form 10-Q filed for the fiscal quarter ended June 30, 2002 (collectively, the "Reports") complied in all material respects with the then applicable published rules and regulations of the Commission with respect thereto and, when considered together, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in CBI's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity and cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments).

         4.9 Representations. All of the representations and warranties of CBI Companies contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to the Company is true and correct in all respects as of the date of this Agreement.

                                    ARTICLE 5

                           COVENANTS PRIOR TO CLOSING

         5.1 Affirmative Covenants. Prior to the Closing, the Company and the Members shall:

                  (a) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice;

                  (b) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property;

                  (c) use best efforts to retain its employees and sales agents and preserve its present business relationships and continue to compensate such employees and sales agents in accordance with past custom and practice;

                  (d) maintain the Closing Assets in good and customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; in the event of any casualty, loss or damage to any of the Closing Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchaser agrees, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

                  (e) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by them for the periods covered thereby;

                  (f) permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Closing Assets;

                  (g) use its best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to CBI Companies' obligation to close to be satisfied;

                  (h) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

                  (i) promptly inform Purchaser in writing of any variances from the representations and warranties contained in Article 3 hereof; and

                  (j) contribute to each Benefit Plan that is intended to be a qualified plan under Code Section 401(a) an amount sufficient to satisfy any benefit or expense obligation that will have accrued thereunder as of the Closing Date and as to which they have not, as of the Closing

Date, made a full and complete contribution, whether or not the legal deadline for making a contribution has then yet arrived.

         5.2 Negative Covenants. Prior to the Closing, without the prior written consent of CBI Companies, the Company and the Members shall not:

                  (a) directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, the Company as a whole, or the sale or other disposition of any of the Interests or any of the Closing Assets (other than inventory in the ordinary course of business);

                  (b) take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a material adverse effect upon the Business or the Closing Assets or result in a breach or violation of any provision in Section 3 hereof; or

                  (c) declare, set aside, or pay any dividend or make any distribution with respect to its Interests or redeem, purchase or otherwise acquire any of its capital stock other than as disclosed to the CBI Companies; provided, however, that the Company may pay any distribution of cash without obtaining the CBI Companies' prior written consent so long as the Company will have an amount equal to or greater than Five Hundred Thousand ($500,000) in cash at Closing.

         5.3 Governmental Filings. Prior to Closing, the CBI Companies and the Company will prepare and make their initial filings with any governmental authority whose acquiescence or consent is necessary in order for the transactions hereby to be consummated, including, without limitation, notice required under the HSR Act. The Company and the CBI Companies will cooperate in responding promptly to any Second Request or other request for further information from a governmental authority, and will in good faith promptly furnish all materials reasonably required in connection with such filings and any other requests. The CBI Companies and the Company will in good faith use reasonable efforts to demonstrate that the transactions contemplated hereby should not be opposed by such governmental authority, and shall use reasonable efforts to eliminate as promptly as practicable any objection any such governmental authority may have to the transactions contemplated hereby. The Company and the CBI Companies (i) will jointly approve the content and manner of presentation of all information to be provided to such governmental authorities in connection with such filings regarding markets and the relevant industry and
(ii) will consult with each other from time to time regarding the status of such filings and all strategies and action taken in connection therewith. If the transaction contemplated hereunder is completed, the Members and the CBI Companies agree to share equally the $125,000 filing fee required under the HSR Act.

         5.4 Financing Assistance. Prior to the Closing, the Company and the Members shall take such action and shall execute and deliver such documents with respect to the Commissions and related agreements as may be reasonably requested by the Purchaser to enable Purchaser to establish, securitize and fund, as of the Closing, a special purpose vehicle established by Purchaser as part of a financing related to the transactions contemplated by this Agreement.

                                    ARTICLE 6

                CONDITIONS TO CBI COMPANIES' OBLIGATION TO CLOSE

         6.1 Conditions to CBI Companies' Obligation. The obligation of the CBI Companies to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a)      the representations and warranties set forth in
Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement, without taking into account any disclosures made by the Company to the CBI Companies pursuant to Section 5.1(i) hereof;

                  (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) there shall have been no material adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, and there shall have been no material casualty loss or damage to the Closing Assets, taken as a whole, whether or not covered by insurance;

                  (d) except for consents relating to the Company's Corporate-Owned Life Insurance Business, all consents by third parties that are required for the transfer of the Interests to Purchaser as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which the Company is a party or to which any of the Closing Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Closing Assets shall have been obtained on terms and conditions reasonably satisfactory to Purchaser;

                  (e) no action or proceeding before any court or government body, including, without limitation, any proceedings with respect to the HSR Act filing relating to the transactions contemplated by this Agreement, shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the value or use of the Closing Assets or Business;

                  (f) CBI Companies shall have received from (i) the counsel for the Company, Long, Miller, Norton, Twilley, Lee, Stoehr and Mann, Schell Bray Aycock Abel & Livingston P.L.L.C., an opinion addressed to the CBI Companies and dated the Closing Date, in form and substance reasonably satisfactory to the CBI Companies, and (ii) from AUSA's counsel, Lord, Bissell & Brook, an opinion addressed to the CBI Companies and dated the Closing Date, in form and substance reasonably satisfactory to the CBI Companies;

                  (g) not less than five (5) business days prior to the Closing Date, the Company shall have provided the CBI Companies, at the Company's expense, with UCC search reports ("UCC Searches") of the Company disclosing no liens or encumbrances against the Closing Assets or the Interests, other than the Permitted Encumbrances. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances, the Company shall have caused the same to be removed;

                  (h) all proceedings to be taken by the Company and the Members in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by the CBI Companies shall be reasonably satisfactory in form and substance to the CBI Companies and their counsel;

                  (i) Purchaser and the landlord of the property covered by the Lease (the "Landlord") shall have entered into that certain Assignment of Lease regarding the lease of such property (the "Lease Assignment"), the form of which is attached hereto as Exhibit C;

                  (j) Purchaser has verified and received carrier confirmations and either conditional assignment or assignments of at least 90% of the inforce revenues of the Company as projected in the May 6, 2002 spreadsheet entitled "Net Renewal Revenue Projections" attached hereto as
Schedule 6.1(j) and all associated work-in-process;

                  (k) Long and Miller have entered into agreements satisfactory to Purchaser to assist Purchaser with transitioning of the Company's clients for six (6) months following the Closing Date without compensation, including a seven (7) year noncompetition and nondisclosure agreement with respect to the sale, development or administration of employer-owned or employer-sponsored life insurance products;

                  (l) Lee and Stoehr have entered into employment agreements satisfactory to Purchaser for a term of five (5) years with base salary and bonuses substantially equal to their respective current compensation, including a two (2) year noncompetition and nondisclosure agreement, with respect to the sale, development or administration of employer-owned or employer-sponsored life insurance products;

                  (m) Mann shall have entered into an agreement with the Purchaser containing substantially the same noncompetition and nondisclosure provisions by which he is bound under the Company's Amended and Restated Operating Agreement, except that Mann shall not be required to make the payments described in Section 3.2(c)(v) of the Company's Amended and Restated Operating Agreement;

                  (n) Norton and Twilley shall have entered into employment agreements satisfactory to Purchaser containing terms and conditions similar to the Company's standard producer agreements (excluding any existing profit sharing or profit distribution agreements) which contain a five (5) year noncompetition and nondisclosure agreement with respect to the sale, development or administration of employer-owned or employer-sponsored life insurance products;

                  (o) Frank Bell ("Bell") and James McKeone ("McKeone") shall have entered into employment agreements satisfactory to Purchaser containing terms and conditions similar to the Company's standard producer agreements (excluding any existing profit sharing or profit distribution arrangements);

                  (p) The Members receiving CBI Common Stock shall have entered into Investment Letters containing customary investment representations satisfactory to Purchaser as provided in Section 2.5(a);

                  (q) The Company shall have a positive Net Asset Amount as of the Closing Date as provided for on the Estimated Closing Balance Sheet and for purposes hereof "Net Asset Amount" shall be an amount equal to the excess of the Company's assets (other than the Excluded Assets) at such time over the Company's liabilities (other than the Excluded Liabilities) at such time; and

                  (r) CBC Insurance Revenue Securitization, LLC shall have sold notes resulting in net proceeds to the Purchaser in an aggregate amount of not less than $305,000,000 pursuant to an offering memorandum substantially in the form of the draft offering memorandum dated September 26, 2002.

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 10.3.

                                    ARTICLE 7

          CONDITIONS TO THE COMPANY'S AND MEMBERS' OBLIGATION TO CLOSE
          ------------------------------------------------------------

         7.1 Conditions to the Company's Obligations. The obligation of the Company and the Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a)      the  representations and warranties set forth in
Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

                  (b) CBI Companies shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) the Members shall have received from Purchaser's counsel, Vedder, Price, Kaufman & Kammholz, an opinion addressed to the Members and dated the Closing Date, in form and substance reasonably satisfactory to the Company; and

                  (d) all proceedings to be taken by the CBI Companies in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company and its counsel.

Any condition specified in this Section 7.1 may be waived by the Company; provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company, except as otherwise provided in
Section 10.3.

                                    ARTICLE 8

                              CLOSING TRANSACTIONS
                              --------------------

         8.1      The Closing.   Subject to the conditions contained in this
Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz at 10:00 a.m. local time on October 22, 2002, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         8.2 Action to Be Taken at the Closing. The sale, conveyance and assignment of the Interests and delivery of the Closing Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 8.3.

         8.3      Closing Documents.

                  (a) The Company and the Members shall deliver to the CBI Companies at the Closing the following documents, duly executed by the Company and the Members where necessary to make them effective:

                           (i) a certificate of each Member in the form set forth in Exhibit D attached hereto, stating that the preconditions specified in Section 6.1(a) through (q) have been satisfied and that all representations and warranties of the Members and Company are true and correct in all material respects as of the Closing;

                           (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                           (iii)    such instruments of sale, transfer,
         assignment, conveyance and delivery, as are required in order to transfer to Purchaser good and marketable title to the Interests, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

                           (iv) such estoppel certificates and assignment with respect to the Lease as Purchaser may reasonably request;

                           (v) certified copies of the resolutions duly adopted by the Managers and Members of the Company authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                           (vi)     all of the Company's contracts and
         commitments, files, books, records and other data relating to the Business and the Closing Assets (except Excluded Assets);

                           (vii) copies of good standing certificates in all jurisdictions where the Company is qualified to do business in which ownership of the Interests, Closing Assets or the conduct of the Business requires the Company to be so qualified;

                           (viii) a certificate of a Manager of the Company, certifying as to the correctness and completeness of the Articles of Organization and Operating Agreement of the Company, as appropriate, and all amendments thereto;

                           (ix)     the Escrow Agreement and Lease Assignment;

                           (x) the assistance and noncompetition agreements of Long and Miller referred to in Section 6.1(k);

                           (xi) the employment agreement of Lee and Stoehr referred to in Section 6.1(l);

                           (xii) the noncompetition agreement of Mann referred to in Section 6.1(m);

                           (xiii) the employment agreements of Norton and Twilley referred to in Section 6.1(n).

                           (xiv) the employment agreements of Bell and McKeone referred to in Section 6.1(o);

                           (xv)     the investment letters referred to in
         Section 6.1(p);

                           (xvi) such other documents or instruments, including, without limitation, such documents as are necessary to enable Purchaser to establish, securitize and fund a special purpose vehicle established by Purchaser as part of a financing, as CBI Companies may reasonably request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to CBI Companies and shall be dated the Closing Date.

                  (b) CBI Companies shall deliver to the Company and the Members at the Closing the following items, duly executed by CBI Companies where necessary to make them effective:

                           (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

                           (ii)     the CBI Common Stock to be delivered at

         Closing as provided in Section 2.1;

                           (iii) an officer's certificate in the form set forth as Exhibit E attached hereto, stating that the preconditions specified in Section 7.1 (a) through (d) hereof have been satisfied and that all representations and warranties of the CBI Companies are true and correct in all material respects as of the Closing;

                           (iv) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

                           (v) the assistance and noncompetition agreement of Long and Miller referred to in Section 6.1(k);

                           (vi) the employment agreement of Lee and Stoehr referred to in Section 6.1(l);

                           (vii) the noncompetition agreement of Mann referred to in Section 6.1(m);

                           (viii) the producer agreements of Norton, Twilley and all of the Company's other producers referred to in Section 6.1(n);

                           (ix) the employment agreements of Bell and McKeone referred to in Section 6.1(o);

                           (x)      the investment letters referred to in
         Section 6.1(p);

                           (xi)     the Escrow Agreement and Lease Assignment;

                           (xii) an agreement executed by CBI Companies, Long and AUSA regarding the Board of Directors; and

                           (xiii) such other documents or instruments as the Company reasonably may request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to the Company and shall be dated as of the Closing Date.

         8.4 Possession. Simultaneously with the Closing, the Company and the Members shall take such steps as may be requisite or desirable to put Purchaser in actual possession and operating control of the Company Business and the Closing Assets.

         8.5 Nonassignable Contracts. Without in any way limiting the Company's obligation to obtain those consents required hereunder for the sale, transfer, assignment and delivery of the Interests, if any such consent is not obtained or if the Company is unable to retain the benefit of the Closing Assets following the Closing for reasons other than the Company's post-closing action, the Members shall cooperate with the Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits of the Interests and Closing Assets, and, if requested by Purchaser, the Members shall act as an agent on behalf of Purchasers or as Purchasers shall otherwise reasonably require, in each case at Members' cost.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification by Members. The Members, severally but not jointly, agree to and shall indemnify in full the CBI Companies and their respective officers, directors, employees, and agents (collectively, the "Purchasers Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchasers Indemnified Parties may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of the Company or the Members contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (b) any breach of, or failure to perform, any agreement or covenant of the Company or the Members contained in this Agreement or any of the Related Documents, or (c) the Excluded Liabilities (collectively, "Purchasers Losses"). In the event any Purchaser Indemnified Party incurs any Purchasers Losses, the CBI Companies, in addition to all other rights and remedies available to them, shall have the right to collect such Purchasers Losses from the amount of the Purchase Price which is held in an interest bearing escrow pursuant to the Escrow Agreement.

         9.2 Indemnification by CBI Companies. CBI Companies agree to indemnify in full the Members (the "Seller Indemnified Parties") and hold them harmless against any losses, loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of CBI Companies contained in this Agreement or in any of the Related Documents, (b) any breach of, or failure to perform, any agreement of CBI Companies contained in this Agreement or any of the Related Documents, or (c) the Assumed Liabilities (collectively, "Seller Losses") (Purchasers Losses and Seller Losses shall collectively be referred to as the "Losses").

         9.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchasers Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchasers Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

                  (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by arbitration in accordance with Section 12.12.

         9.4 Escrow Amount. Members agree that in addition to any other rights or remedies available to CBI Companies, CBI Companies may draw upon the Escrow Account pursuant to the Escrow Agreement, including, without limitation,
(i) any of the obligations of Members or any of them under Section 9.1 of this Agreement (as limited by Section 9.5), and
(ii) any amount due from the Members in connection with the final determination of Current Net Asset Amount.

         9.5 Limitations on Indemnification. The indemnification provided for in this Article 9 (except as otherwise provided hereunder) shall be subject to the following limitations:

                  (a) Deductible Amount. Subject to Section 9.5(c), CBI Companies shall have no right to receive any indemnification from the Members with respect to Purchasers Losses until the sum of such Purchasers Losses exceeds, in the aggregate, $500,000 (the "Deductible Amount"), and then only in the amount by which Purchasers Losses exceed such Deductible Amount. Subject to
Section 9.5(c), Members shall have no right to receive any indemnification from CBI Companies with respect to Seller Losses until the sum of such Seller Losses exceeds, in the aggregate, $500,000, and then only in the amount by which Seller Losses exceed such amount.

                  (b) Ceiling on Indemnified Losses. Subject to Section 9.5(c), the liability of the Members to CBI Companies under Section 9.1 hereof for all Purchasers Losses shall not exceed, in the aggregate, $40,000,000. Subject to Section 9.5(c), the liability of CBI Companies to the Members under
Section 9.2 hereof for all Seller Losses shall not exceed, in the aggregate, $40,000,000;

                  (c) No Limitations. The parties acknowledge and agree that there shall be no limits on indemnification with respect to (i) any amount due from the Members in connection with the final determination of the Net Current Asset Amount, (ii) any amount due from the Purchasers in connection with the final determination of the Net Current Asset Amount, (iii) any Purchasers Losses as a result of any chargebacks related to any commissions, (iv) any Assumed Liability described in Section 1.4(c) hereof, and (v) any Claim related to a breach of a representation or warranty where a Member had actual knowledge of such breach at Closing and intentionally and willfully failed to disclose such breach.

                  (d) Pro Rata Amount of Losses. Each Member shall only be liable for his or its pro rata share of any Purchasers Losses in accordance with the percentages for each Member pursuant to Exhibit A.

         9.6 Insurance Benefits; Tax Benefits. The amount of loss to which either party shall be entitled to indemnification under this Article 9 shall be limited to the amount by which the losses exceed the amounts received by an Indemnified Party under its insurance plans. Any indemnification payment made hereunder shall also be net of any tax benefits the Indemnified Party receives and is able to utilize to reduce its taxes. The Indemnifying Party shall pay any Claim in full and shall be reimbursed by the Indemnified Party for any insurance proceeds received or any tax benefits obtained. If any amounts are owed the Indemnifying Party by the Indemnified Party hereunder, such amount shall be paid within fifteen (15) days of receipt of the benefit to the Indemnified Party.

         9.7 Exclusive Remedy. Except as provided for in Section 11.7 hereof, the parties acknowledge and agree that the foregoing provisions of this
Article 9 shall be the exclusive
remedy of CBI Companies and the Members with respect to any dispute or claim arising out of this Agreement.

         9.8 Adjustment to Purchase Price. The parties agree that, to the extent allowable under relevant tax authorities, the payment of any indemnification hereunder shall be treated for tax purposes as an adjustment to the Purchase Price paid by Purchaser.

                                   ARTICLE 10

                                   TERMINATION
                                   -----------

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)      by mutual written consent of CBI Companies and the

Company;

                  (b) by either CBI Companies or the Company if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

                  (c) by either CBI Companies or the Company if the transactions contemplated hereby have not been consummated by October 25, 2002; provided, that neither CBI Companies nor the Company shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

         10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of the Company or CBI Companies, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7.

         10.3 Effect of Closing. The Company and the Members shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 6 or 7 unless such waiver is made in writing.

                                   ARTICLE 11

                              ADDITIONAL AGREEMENTS
                              ---------------------

         11.1 Survival. The representations and warranties set forth in this Agreement or in any writing delivered to the CBI Companies or to the Company or the Members in connection with this Agreement shall survive the Closing Date for a period of two years and the consummation of the transactions contemplated hereby and shall not be affected during that two-year period by any examination made for or on behalf of the CBI Companies or the Company or the Members, the knowledge of any of the CBI Companies or Company or Members, managers, employees or agents, or the acceptance by the CBI Companies or the Company or any Member of any certificate or opinion; provided, however, that the two-year limitation on survival shall not apply to any Claim of which notice is given within two years following the Closing Date or any Claim for a breach of a representation or warranty where a Member had actual knowledge of such breach at Closing and intentionally and willfully failed to disclose such breach.

         11.2 Mutual Assistance. Subsequent to the Closing, the Company and the Members on the one hand and CBI Companies on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         11.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of the Company, shall be issued without the joint approval of CBI Companies and the Company. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

         11.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. The Members shall pay, if any, the cost of recording all documents necessary to place record title to the Interests in the condition warranted by or required of Members by this Agreement.

         11.5 Further Transfers. After the Closing, the Members shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Interests. Members shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Closing Assets.

         11.6     Transition Assistance.  From the date hereof and until five
(5) years after the Closing, the Members shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser and the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

         11.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, the CBI Companies shall maintain the confidentiality of all information and materials received by it reasonably designated by the Company as confidential, and the CBI Companies shall return to the Company or destroy any materials (and copies thereof) obtained from the Company in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, the Company and the Members shall maintain the confidentiality of all information and materials regarding the CBI Companies and their affiliates, reasonably designated as confidential by the CBI Companies. If the transactions contemplated by this Agreement are consummated, the Members shall maintain the confidentiality of all proprietary and other non-public information regarding the Company, the Business and the Closing Assets and shall turn over to CBI Companies all such materials in their possession.

         11.8     Non-Compete; Non-Solicitation.

                  (a) Although it is understood among the parties that each of Long, Miller, Norton, Twilley, Lee, and Stoehr (the "Individual Members") desire to no longer engage in business operations similar to that of the Business, other than as an employee of the Purchaser (except for Long and Miller who will not become employees of Purchaser), as an additional inducement to CBI Companies to enter into and to perform their obligations under this Agreement,
(i) Norton and Twilley each agrees that, for a period of five (5) years after the Closing Date, and Lee and Stoehr each agrees that, for a period of two (2) years after the Closing Date (the "Non-Competition Period"), no such Individual Member (other than on behalf of the Purchaser, if applicable) shall accept employment with or render services for compensation (including without limitation, consultation or research) to, or acquire any kind of ownership in, or otherwise assist in any manner, any person or entity which is engaged in the design, development, marketing, sale, administration or support of any employer-owned or employer-sponsored life insurance product or service similar to those of the Business which are sold to third-parties in the United States; provided, however, that nothing herein shall prohibit the ownership by such Individual Member of less than 5% of the capital stock of any corporation having a class of securities registered pursuant to the 1934 Act; and (ii) Long and Miller each agrees that, for a period of seven (7) years after the Closing Date (the "Non-Competition Period"), no such Individual Member (other than on behalf of the Purchaser, if applicable) shall accept employment with or render services for compensation (including without limitation, consultation or research) to, or acquire any kind of ownership in, or otherwise assist in any manner, any person or entity which is engaged in the design, development, marketing, sale, administration or support of any employer-owned or employer-sponsored life insurance product or service similar to those of the Business which are sold to third-parties in the United States if the relationship between the Individual Member and any such person or entity includes any responsibilities by the Individual Member whatsoever with respect to any employer-owned or employer-sponsored life insurance product or service sold to third parties in the United States; provided, however, that nothing herein shall prohibit the ownership by such Individual Member of less than 5% of the capital stock of any corporation having a class of securities registered pursuant to the 1934 Act.

                  (b) Each of Norton and Twilley agrees that for a period of five (5) years after the Closing, each of Long and Miller agrees that for a period of seven (7) years after the Closing and each of Lee and Stoehr agrees that for a period of two (2) years after Closing, he shall not directly or indirectly offer employment to or hire any current or future employee or sales agent of the Company without the prior written consent of the Company; provided, however, that either Long or Miller may hire Brenda Drumond at any time after the first anniversary of the Closing.

                  (c) If, at the time of enforcement of this Section 11.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                  (d) Each Individual Member recognizes and affirms that in the event of breach by him of any of the provisions of this Section 11.8 money damages would be inadequate and the CBI Companies would not have any adequate remedy at law. Accordingly, the Individual Members agree that the CBI Companies shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations under this Section 11.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 11.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by any Individual Member of any of the provisions of this Section 11.8, the running of the Non-Competition Period, but not of such Individual Member's obligations under this Section 11.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         11.9 Specific Performance. The Company and the Members acknowledge that the Company, the Business and the Closing Assets are unique and recognize and affirm that in the event of a breach of this Agreement by the Company or the Members, money damages would be inadequate and the CBI Companies would have no adequate remedy at law. Accordingly, the Company and the Members agree, jointly and severally, that the CBI Companies shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the Company's and the Members' obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

         11.10 Remittances. All remittances, mail and other communications relating to the Closing Assets or the Business received by the Members or any employee of the Company, at any time after the Closing Date shall be immediately turned over to, or as directed by, the CBI Companies by such parties. Members shall cooperate with the CBI Companies, and take such actions as the CBI Companies reasonably requests, to assure that customers of the Business send their remittances directly to, or as directed by, the CBI Companies or the Company, and to assure that remittances from customers of the Business which are improperly sent to Members are not commingled with the Members' assets and are turned over to, or as directed by, the CBI Companies.

         11.11 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, the Members and the CBI Companies agree to use their best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

         11.12 Greensboro, N.C. Operation. The operations of the Company shall become part of Consulting's Banking Practice. The cases related to the Commissions shall continue to be administered on a day-to-day basis out of Greensboro, North Carolina for five (5) years following the Closing Date. Insofar as it is practicable to do so, the use of the business name "Long, Miller & Associates, LLC" will be discontinued within one (1) year following the Closing and will only be used during such period to transition ownership of the Company from the Members to the Purchaser.

         11.13 Schoenke Payment. In recognition of his assistance, Members agree to pay Ray Schoenke $300,000 on the Closing Date.

         11.14    Post-Closing Cooperation, Licenses.

                  (a) CBI Companies and Members agree that after the Closing, upon the reasonable request of Members or CBI Companies, as applicable, it shall make available, and shall cause any successors or assigns to make available, during normal business hours and in a manner that will not interfere with the normal business operations of CBI Companies, such books and records relating to the Company, the Closing Assets or the Members as maybe reasonably requested from time to time by the CBI Companies or the Members, as applicable.

                  (b) Miller, Long and Twilley agree to maintain all their insurance licenses for a period not to exceed five (5) years as requested by the CBI Companies and at the CBI Companies' expense, following the Closing Date and agree to take any reasonable steps requested of such Member in order to transfer any and all rights he has to the Commissions, if any, to the Company or its assigns.

         11.15 Operating Agreement. The Members hereby agree that following the Closing, no Member shall have any right or obligation under that certain Amended and Restated Operating Agreement dated as of July 1, 2001 (the "Operating Agreement").

         11.16 Tax Matters. Members and the CBI Companies acknowledge that the purchase of the Interests shall be treated as a purchase of the Company's assets by the Purchaser for tax purposes. Accordingly, the Members hereby covenant and agree that the Company shall be deemed to have been terminated for federal income tax purposes as of the Closing Date and the Members shall be responsible for the filing of the Company's final tax returns for any period up through and including the Closing Date. Any Taxes of the Company which relate to any period on or prior to the Closing Date and which are not reflected on the Closing Balance Sheet shall be the responsibility of the Members and Members shall indemnify and hold harmless the CBI Companies for any such Taxes relating to periods on or prior to the Closing Date.

         11.17 AUSA Services Agreement. Each Member and the Company acknowledge that the Company shall have no rights under that certain Administrative Services Agreement dated September 25, 2002 among Life Insurance Company of America, Transamerica Life Insurance Company and the Company ("AUSA Services Agreement") on or prior to the Closing and that such agreement shall not be effective until the Closing.

         11.18 COBRA Coverage. Following the Closing, the CBI Companies shall provide COBRA continuation coverage to Long, Miller, Mann, Doug Daniels and any other employee of the Company who terminates employment prior to or in connection with the Closing.

         11.19 Termination of Money Purchase Pension Plan. The Company shall take the necessary steps to terminate its Money Purchase Pension Plan upon execution of this Agreement.

         11.20 Assignment of Rights in any Commissions by Members. Each Member hereby agrees to and does hereby assign any and all rights it has in the Commissions to the Company and any agreements related thereto and agrees to take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence such assignment.

         11.21 Payment of Liabilities. Subject to the indemnification provisions of Article 9, on or before their respective due dates, CBI Companies shall pay and satisfy in full (or cause to be paid and satisfied in full) all of the Assumed Liabilities, and the Members shall pay and satisfy in full (or cause to be paid and satisfied in full) all of the Excluded Liabilities.

                                   ARTICLE 12

                                  MISCELLANEOUS
                                  -------------

         12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver, unless otherwise provided for hereunder, shall be binding on the Company and each of the Members only if such amendment or waiver is set forth in a writing executed by the Company and each of the Members and that any such amendment or waiver shall be binding upon the CBI Companies only if such amendment or waiver is set forth in a writing executed by the CBI Companies. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         12.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to the Company, Members or the CBI Companies shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

                  Notices to Members
                  ------------------

                           AUSA Holding Company
                           c/o Life Investors Insurance Company of America 4333 Edgewood Road, N.E.
                           Cedar Rapids, Iowa  52499
                           Phone:  (319) 369-2882
                           Fax:  (319) 369-2378
                           Attention:  Peter Gilman

                           and

                           Kenneth D. Miller
                           300 North Greene Street, Suite 2050
                           Greensboro, North Carolina  27401
                           Phone:  (336) 333-2050
                           Fax:  (336) 333-9308


                  with a copy to:
                  ---------------

                           Lord, Bissell & Brook
                           115 South LaSalle Street
                           Chicago, Illinois  60603
                           Phone:  (312) 443-0700
                           Fax:  (312) 443-0336
                           Attention:  William J. Kelty

                           Schell Bray Aycock Abel & Livingston P.L.L.C. 230 North Elm Street, Suite 1500
                           Greensboro, North Carolina  27401
                           Phone:  (336) 370-8800
                           Fax:  (336) 370-8830
                           Attention:  Michael R. Abel

                  Notices to CBI Companies
                  ------------------------

                           Clark/Bardes, Inc.
                           102 Wynstone Park Drive
                           North Barrington, Illinois  60610
                           Attention:       Thomas Pyra
                           Phone:   (847) 304-5800
                           Fax:     (847) 304-5878
                  with a copy to:
                  ---------------

                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                           Chicago, Illinois  60601
                           Attention:     Stanley B. Block, Esq.
                                          Lane R. Moyer, Esq.
                           Phone:   (312) 609-7500
                           Fax:     (312) 609-5005

         12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns, as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of the Company or any Member shall be assignable by the Company or any Member without the prior written consent of the CBI Companies. CBI Companies may assign this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future; provided the CBI Companies unconditionally guarantees to the Company and the Members at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.

         12.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         12.5     No Third Party Beneficiaries.  Exceptfor Ray Schoenke under
Section 11.13, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party.

         12.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         12.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         12.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         12.10 Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties consent to the jurisdiction of the courts of the State of Illinois and any federal court located in such state in connection with any action or proceeding arising out of this Agreement. The parties waive any objection they may have to the laying of venue in the state or federal courts located in Chicago, Illinois of any action or proceeding arising out of this letter agreement.

         12.11 Remedies Cumulative. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

         12.12 Arbitration. Except as provided for in Section 2.3 hereof, without limiting the right of any party to seek equitable relief to prevent irreparable injury, any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by agreement within 60 days after written notice thereof by the affected party shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators with experience in the life insurance industry. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


CLARK/BARDES, INC.


By:  /s/ W.T. Wamberg
     ----------------------------------
Its: CEO
     ----------------------------------


CLARK/BARDES CONSULTING, INC.                LONG, MILLER & ASSOCIATES, LLC


By:  /s/ W.T. Wamberg                         By:  /s/
     --------------------------------              ----------------------------
Its: CEO                                      Its: Member
     --------------------------------              ----------------------------


                                    MEMBERS
/s/ Robert E. Long, Jr.
-----------------------------------
Robert E. Long, Jr.

/s/ Kenneth D. Miller
-----------------------------------
Kenneth D. Miller

/s/ Alan H. Norton
-----------------------------------
Alan H. Norton

/s/ Michael E. Twilley
-----------------------------------
Michael E. Twilley

/s/ Andrew C. Lee
-----------------------------------
Andrew C. Lee

/s/ Lawrence R. Stoehr
-----------------------------------
Lawrence R. Stoehr

/s/ Richard W. Mann
-----------------------------------
Richard W. Mann

/s/ AUSA Holding Company
-----------------------------------
AUSA Holding Company